Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 15, 2014		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES REDEMPTION OF FINAL $5.0 MILLION
OF SERIES A PREFERRED STOCK

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.3 billion community bank holding company with two bank subsidiaries announced today a plan to redeem the final 5,000 shares of its Series A Preferred Stock ($1,000 per share liquidation preference) outstanding on November 14, 2014.  The Series A Preferred Stock was issued in October 2009 as part of the Troubled Asset Relief Program – Capital Purchase Program (TARP) of the U.S. Treasury.  In August 2012, Premier repurchased 10,252 of the 22,252 originally issued shares, leaving 12,000 shares outstanding.  Premier redeemed 7,000 of the outstanding shares on September 26, 2014, leaving 5,000 shares outstanding at the end of the quarter.  Premier applied for and received regulatory consent to redeem the final 5,000 shares.  The board of directors has set a redemption date of November 14, 2014, giving shareholders the required 30 day advance notice for the redemption.  On that date, Series A shareholders will be entitled to a pro rata portion of the $5,000,000 total redemption value plus accrued dividends from August 15, 2014 through November 14, 2014 at 5.00% per annum.  The November 14, 2014 redemption avoids the automatic increase in the dividend rate to 9.00% per annum beginning on November 15, 2014.

President and CEO Robert W. Walker stated, “The full redemption of the 12,000 shares in 2014 will save Premier approximately $1,080,000 per year in preferred dividends assuming the 9.00% per annum dividend rate; the equivalent of approximately 13 cents per share in 2015.”

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.